Exhibit 99.1

BROADMARK REALTY CAPITAL ANNOUNCES

LEADERSHIP TRANSITION

- Jeffrey Pyatt to Assume Executive Chairman Role -

- Commences Search for President to Further Enhance and Strengthen Senior Leadership Team -

Seattle – September 20, 2021 – Broadmark Realty Capital Inc. (NYSE: BRMK) (“BRMK” or the “Company”), an internally managed secured real estate finance company, today announced that Jeffrey Pyatt, President and Chief Executive Officer, will assume the role of Chairman of the Board of Directors upon the retirement of Joseph Schocken, and his appointment as honorary Chairman Emeritus. Mr. Schocken’s retirement from the Board of Directors will become effective on November 14, 2021, the second anniversary of the Company’s completion of the business combination resulting in BRMK becoming a public company. Additionally, as part of the Company’s ongoing succession planning efforts, the Board of Directors has commenced a search for a President to further enhance the depth of the executive team for the future.

“Joe and I founded Broadmark 11 years ago with the vision of becoming a leader in providing capital to small and mid-sized builders, supporting the development of high-quality housing for families across the country,” stated Mr. Pyatt. “He has been a great partner, and the Board and I have benefited from his vast experience and dedication as Chairman since our listing two years ago. We wish the best for Joe in his retirement. Moving forward, I am excited to assume the role of Chairman, and believe we are well-positioned for continued growth and success.”

“It has been an honor to have served as Chairman during these first two years of public ownership,” stated Mr. Schocken. “During that time, we have effectively navigated the unprecedented challenges of a global pandemic, while staying true to the foundational elements that have made us successful, including disciplined lending, local expertise and maintaining a fortress balance sheet. I am deeply grateful to all who have made this possible; our outstanding team, investors, partners, advisors, and the many individuals who have contributed to our success. With great respect and appreciation, I wish everyone much luck, success and look forward to the next great chapter at Broadmark.”

About Broadmark Realty Capital

Broadmark Realty Capital Inc. (NYSE: BRMK) is an internally managed commercial real estate finance company that offers short-term, first deed of trust loans secured by real estate to fund the acquisition, renovation, rehabilitation or development of residential or commercial properties. Broadmark Realty Capital manages and services its loan portfolio across a variety of market conditions and economic cycles.

Contact:

Investor Relations

InvestorRelations@broadmark.com

206-623-7782

Media Relations

Megan Kivlehan & Greg Michaels

broadmark@icrinc.com